SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2011

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company entered into a loan agreement and related documents in effect as of February 11, 2011, for a revolving timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial. On February 28, 2011, the Company agreed to the final documentation requirements for advances under the facility. The $60 million facility (the “New Facility”) provides for an 85% advance on eligible receivables pledged under the facility during a two-year period ending in February 2013, subject to customary terms and conditions. Availability under the New Facility is reduced by amounts currently outstanding to certain syndicate participants under Bluegreen’s existing Liberty Bank timeshare receivables facility (the “Existing Facility”). On February 28, 2011, the outstanding amounts on the Existing Facility were approximately $47.5 million; therefore, initial availability under the New Facility was approximately $12.5 million. However, as outstanding amounts on the Existing Facility amortize over time, the New Facility will revolve up to $60 million, subject to eligible collateral and customary terms and conditions. Principal repayments and interest will be paid as cash is collected on the pledged receivables, with the remaining balance due in February 2016.

Indebtedness under the New Facility bears interest at the Prime Rate (as published in the Wall Street Journal) plus 2.25%, subject to a floor of 6.5%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2011

By:  /S/ ANTHONY M. PULEO

       Anthony M. Puleo

       Senior Vice President, Chief Financial Officer & Treasurer

EXHIBIT INDEX

10.100 10.101

Third Amendment to Receivables Loan Agreement by and between Bluegreen Corporation and Liberty Bank.

Receivables Loan Agreement by and among Bluegreen Corporation, the Borrower, Liberty Bank and TD Bank, N.A., the Lenders, and Liberty Bank, the Agent.